Exhibit 3.1

Articles of Association

of

Coca-Cola HBC AG

(Coca-Cola HBC SA)

(Coca-Cola HBC Ltd)

domiciled in Zug

as of 14 December 2012

		I. Name, Registered Office, Purpose and Duration of the Company

		Art. 1

Company Name and Registered Office

Under the company name of

Coca-Cola HBC AG

(Coca-Cola HBC SA)

(Coca-Cola HBC Ltd)

a company exists pursuant to articles 620 et seq. of the Swiss Code of Obligations having its registered office in Zug (the “Company”).

		Art. 2

Purpose	1

The purpose of the Company is the acquisition, holding, administration and sale of direct and indirect participations in national and international businesses of all kind, in particular in the areas of production, trading and packaging of beverages and foods.

	2	The Company may establish branch offices and subsidiaries on the national and international level as well as acquire, hold, and sell real estate.

	3

The Company may also engage in any commercial, financial or other activities which are related to the purpose of the Company. In particular, the Company may provide loans, guarantees and other kinds of financing and security for group companies and borrow and invest money on the money and capital markets.

		Art. 3

Duration		The duration of the Company is unlimited.

		II. Share Capital

		Art. 4

Share Capital	1	The share capital of the Company amounts to CHF 100,000 and is divided into 1,000,000 registered shares with a par value of CHF 0.10 per share. The share capital is fully paid-in.

	2	The General Meeting may, at any time, resolve to convert registered shares into bearer shares and bearer shares into registered shares.

		Art. 5

Authorized Share Capital for Acquisition Purposes	1

The Board of Directors is authorized to increase the share capital from time to time and at any time until 30 June 2014 by an amount not exceeding CHF 16,700 by issuing up to 167,000 fully paid-up registered shares with a nominal value of CHF 0.10 each for the purpose of (i) acquiring shares in Coca-Cola Hellenic Bottling Company S.A., Maroussi, Greece, with shares in the Company or (ii) financing or re-financing any acquisition for cash of shares in Coca-Cola Hellenic Bottling Company S.A., Maroussi, Greece, howsoever structured, including pursuant to any sell-out or squeeze-out or on-exchange or off-exchange purchases.

	2

Increases through firm underwriting or in partial amounts are permitted. The date of issue, issue price, type of contribution (including a contribution or acquisition in kind) and starting date for the entitlement to dividends shall be determined by the Board of Directors. The Board of Directors may exclude subscription rights that have not been exercised from the capital increase, sell them at market terms or use them otherwise in the interest of the Company.

	3	The subscription rights of the shareholders shall be excluded, and the Board of Directors is authorized to allocate them to individual shareholders or third parties.

	4	The newly issued shares are subject to the restrictions on registration in accordance with article 7.

		Art. 6

Conditional Share Capital for Employee Options	1

The share capital may be increased by a maximum of CHF 33,300 through the issuance of a maximum of 333,000 fully paid registered shares with a par value of CHF 0.10 each upon exercise of options issued to members of the Board of Directors, members of the management, employees or advisers of the Company, its subsidiaries and other affiliated companies.

	2

The subscription rights and advance subscription rights of the shareholders are excluded. The Board of Directors or its Remuneration Committee shall specify the terms and conditions of issuance, including the exercise price of these options.

	3	The newly issued shares are subject to the restrictions on registration in accordance with article 7.

		Art. 7

Share Register, Restrictions on Registration, and Nominees	1

The Company shall maintain a share register in which the full name, address and nationality (in case of legal entities, the company name and registered office) of the holders and usufructuaries of registered shares are recorded.

2

Upon application with the Company, acquirers of registered shares will be recorded in the share register as shareholders with voting rights, provided they explicitly declare to have acquired the shares to be registered in their own name and for their own account. Otherwise, acquirers of registered shares applying for registration shall be recorded as shareholder without voting rights, subject to paragraph 3 below.

3

The Board of Directors may record a nominee in the share register as a shareholder with voting rights to the extent of up to 2% of the number of shares recorded in the commercial register without further requirements. The Board of Directors may record a nominee as a shareholder with voting rights with more than 2% of all shares recorded in the commercial register, if in the application for registration or thereafter upon request by the Company, such nominee discloses to the Company the name, address and shareholding of all those persons and entities for whose account it holds 0.5% or more of the number of shares recorded in the commercial register. The Board of Directors may enter into contractual agreements with such nominees specifying and regulating, without limitation, the disclosure of beneficial owners, the representation of shareholders and the voting rights, and it may withhold registration with voting rights until the nominee has entered into such agreement. For purposes of these Articles of Association, (i) a “nominee” is a financial intermediary who does not expressly declare in the application form to hold the shares for its own account and shall include, without limitation, a custodian, nominee of a custodian, depositary, or nominee of a depositary; and (ii) a “beneficial owner” shall include, without limitation, any holder of depositary interests or depositary receipts representing shares of the Company.

4

No acquirer of registered shares shall be registered as a shareholder with voting rights for 30% or more (taken together with interest in shares held or acquired by the acquirer or persons acting in concert with the acquirer) of the number of shares recorded in the commercial register, except if:

(i) the acquisition of shares is not the result of a Prohibited Transaction; or

(ii) the acquisition is the result of a Permitted Transaction.

5

The restriction contained in paragraph 4 shall not apply to a person acting solely as a nominee, except to the extent the voting rights of a nominee are attributable to a beneficial owner who would, if such beneficial owner were a shareholder, be subject to such restriction. The terms used in paragraph 4 shall be interpreted in accordance with article 25 para. 2 to 5.

6	The restrictions on registration in accordance with paragraphs 2 to 5 above also apply to shares acquired by the exercise of subscription, pre-emptive, option or conversion rights.

7	After having given to the registered shareholder or nominee the opportunity to be heard, the Board of Directors may cancel a registration as a shareholder, with retroactive effect as of the

		date of registration, if the registration was effected based on false information. The respective shareholder or nominee shall be informed forthwith of the cancellation of the registration.

	8	The Board of Directors may issue regulations or directives in order to concretize and supplement this article.

		Art. 8

Exercise of Shareholder’s Rights	1

Voting rights and rights associated therewith may only be exercised by a shareholder or usufructuary registered in the share register as a shareholder with voting rights in respect of the shares concerned.

	2	The shares are not divisible. The Company accepts only one representative per share.

		Art. 9

No Printing of Shares	1

Shares of the Company shall, subject to paragraph 3, be issued in the form of uncertificated securities (in the sense of the Swiss Code of Obligations). The Company may cause all or a part of such uncertificated securities to be entered into a main register of a custodian as an underlying security for book entry securities (in the sense of the Swiss Book Entry Securities Act).

	2	A shareholder may request the Company to issue a written confirmation in respect of his or her shares at any time, provided the shareholder is registered in the share register.

	3

Shareholders are not entitled to the printing or delivery of share certificates. The Company, however, may, in its sole discretion, transform the underlying securities for book entry securities into another form or withdraw them from the custodian system at any time; in particular, the Company may print and deliver certificates (individual share certificates, certificates representing multiple shares or global share certificates) and deregister uncertificated securities entered into the main register of a custodian.

	4

A disposition of shares in the form of uncertificated securities which are not entered into the main register of a custodian shall be effected by way of a written declaration of assignment and requires, as a condition for validity, to be notified to the Company. In contrast, a disposition of shares which exist in the form of book entry securities based on uncertificated securities entered into the main register of a custodian shall solely be effected by entries in securities accounts in accordance with applicable law, without prerequisite to be notified to the Company; a disposition of such shares by way of assignment without corresponding entry in a securities account is excluded. For purposes of this provision, “disposition” shall include a transfer of title, the creation of a usufruct or a pledge and the like. Art. 685f of the Swiss Code of Obligations is reserved; it being understood that for purposes of Art. 685f of the Swiss Code of Obligations, an acquisition of shares in the form of book-entry securities by entry in a securities account shall be deemed an “on-exchange acquisition” in any instance.

	5	The Company may prescribe the use of forms for purposes of notification in accordance with paragraph 4.

		Art. 10

Subscription rights and pre-emptive rights	1	In case of an increase of the Company’s share capital, the existing shareholders shall have subscription and advance subscription rights in accordance with the statutory provisions of Swiss law.

	2

If the Company, either directly or through subsidiaries, resells own shares (in the sense of articles 659 et seq. of the Swiss Code of Obligations) or options, futures or similar financial instruments on own shares, the existing shareholders shall have pre-emptive rights with regard to the resold shares or other financial instruments in proportion to their shareholding.

	3

The pre-emptive rights pursuant to paragraph 2 shall be excluded to the extent subscription rights and advance subscription rights, respectively in connection with an issuance of shares out of authorized or conditional capital pursuant to article 5 and 6, respectively are or may be excluded, and the Board of Directors may restrict or exclude them to the extent it is authorized to

		exclude subscription and advance subscription rights, respectively, in accordance with article 5 and 6.

	4

In addition, the General Meeting may restrict or exclude the pre-emptive rights pursuant to paragraph 2 without giving reasons. Such resolution of the General Meeting shall specify the maximum amount of own shares to be resold without pre-emptive rights and a time limit of not more than one year during which own shares may be resold without pre-emptive rights.

		I. Organisation of the Company

		A. General Meeting

		Art. 11

Powers		The General Meeting of shareholders is the supreme body of the Company. It has the following exclusive and non-transferable competences:

		1. Amendments to the Articles of Association;

		2. Approval of the annual report and of the consolidated accounts;

		3. Approval of the Company’s stand-alone annual financial statement as well as resolutions on the allocation of the balance sheet profits, in particular the determination of dividends;

		4. Discharge of the members of the Board of Directors and of the Executive Board;

		5. Election of the members of the Board of Directors and the Auditors;

6.              Resolutions on all other matters which, under the Articles of Association or according to the law, are in the exclusive competence of the General Meeting or which have been submitted to the General Meeting for its decision by the Board of Directors.

		Art. 12

Powers with regard to Takeovers	1

If any circumstances shall arise under which (had the Company been subject to the Takeover Code) the Company would be an offeree company or otherwise subject to an offer, or under which the Board of Directors would have reason to believe that a bona fide offer might be imminent, the General Meeting shall have the following additional exclusive competences (and the Board of Directors shall not take any of the activities below without the approval of the General Meeting), except to the extent (a) the proposed action is performance of a contract entered into earlier or another pre-existing obligation, (b) a decision to take the proposed action has been taken before the beginning of the period when such circumstances have arisen which (i) has been partly or fully implemented before the beginning of that period or (ii) has not been partly or fully implemented before the beginning of that period but is in the ordinary course of business, or (c) Swiss law prohibits to confer such competence to the General Meeting:

		1. to approve any action which may result in any offer or bona fide possible offer being frustrated or in shareholders being denied the opportunity to decide on its merits; and

2.              to approve any action to (i) issue any shares or transfer or sell, or agree to transfer or sell, any shares out of treasury; (ii) issue or grant options in respect of any unissued shares; (iii) create or issue, or permit the creation or issue of, any securities carrying rights of conversion into or subscription for shares; (iv) sell, dispose of or acquire, or agree to sell, dispose of or acquire, assets of a material amount; or (v) enter into contracts otherwise than in the ordinary course of business.

	2	The terms used in this article shall be interpreted in accordance with article 25 paragraph 2 to 5.

		Art. 13

Meetings, Language	1	The ordinary General Meeting is to be held annually within six months following the close of the financial year.

	2	An extraordinary General Meeting may be called as often as necessary.

	3

The Board of Directors, or any other body lawfully convening the General Meeting, shall determine the time and location of the General Meeting which can be held outside of Switzerland. General Meetings are conducted in English, unless otherwise determined by the Board of Directors.

		Art. 14

Convening	1	General Meetings shall be convened by the Board of Directors and, if necessary, by the Auditors.

	2

Notice of a General Meeting shall be given by means of a single publication in the Swiss Offical Gazette of Commerce (Schweizerisches Handelsamtsblatt) at least 20 days prior to the meeting. The notice of the General Meeting must indicate the day, time and place of the meeting, the agenda, the proposals by the Board of Directors and the proposals of shareholders which have requested either a meeting or that an item be put on the agenda in accordance with article 14 paragraph 3 and article 15 paragraph 2, respectively.

	3

One or more shareholders whose combined shareholdings represent at least 5% of the Company’s share capital registered in the commercial register may request that a General Meeting be convened. Such request must be communicated to the Board of Directors in writing and specify the purpose of the meeting, the agenda and the corresponding motions to be submitted.

		Art. 15

Agenda	1	The Board of Directors, or any other body lawfully convening the General Meeting, shall announce the items on the agenda.

	2

One or more shareholders whose combined shareholdings represent (i) an aggregated par value of at least CHF 1,000,000 or (ii) at least 5% of the Company’s share capital registered in the commercial register] may request that an item be put on the agenda. Such request must be communicated to the Board of Directors in writing at least 45 days prior to the General Meeting and specify the item on the agenda and the corresponding motion.

		Art. 16

Voting Rights and Proxies	1

Subject to Article 17, each share entitles to one vote in a General Meeting, provided that its holder or usufructuary has been duly registered in the share register with voting rights in accordance with article 7 of the Articles of Association until a specific qualifying day (record date) designated by the Board of Directors. In the absence of such designation, the record date shall be 10 days prior to the General Meeting. The Board of Directors may, in the notice of a General Meeting or in general regulations or directives, specify or supplement the rules laid down in this paragraph.

	2	By means of a written proxy, each shareholder may have his shares represented in a General Meeting by a third person who needs not to be a shareholder.

	3

In the case of resolutions concerning the discharge of the members of the Board of Directors and of the Senior Management, the voting rights of persons who have participated in any manner in the management of the Company shall be suspended.

		Art. 17

Restrictions on Voting Rights	1

No shareholder, even if registered in the share register with voting rights, shall exercise voting rights for 30% or more (taken together with interest in shares held by such shareholder or persons acting in concert with such shareholder) of the number of shares recorded in the commercial register, except if:

(i)    Such shareholder has not entered into, effected or participated in a Prohibited Transaction; or

(ii)   All and any Prohibited Transactions which such person entered into, effected or participated in were (i) Permitted Transactions or (ii) unwound or otherwise, in the view of the Board of Directors, reversed.

	2

If the Board of Directors has doubts whether the voting restrictions according to paragraph 1 applies to a certain shareholder, it may require any shareholder to provide such information as the Board of Directors considers appropriate. As long as the Board of Directors has reason to believe that the restriction applies or if a shareholder refuses to provide the information the Board of Directors has requested, the Board of Directors may apply the restriction in such manner as the Board of Directors considers appropriate until the Board of Directors is satisfied to the contrary.

	3

The foregoing restrictions on voting rights shall not apply to a person acting solely as a nominee, except to the extent the voting rights of a nominee are attributable to a beneficial owner who would, if such beneficial owner were a shareholder, be subject to the foregoing restrictions.

	4	The terms used in this article shall be interpreted in accordance with article 25 paragraph 2 to 5.

		Art. 18

Resolutions	1	The General Meeting may pass resolutions without regard to the number of shareholders present at the meeting or shares represented by proxy.

2

Unless mandatory statutory provisions or the Articles of Association provide otherwise, the General Meeting passes its resolutions and performs elections with the absolute majority of the votes validly cast.

3

In addition to the statutory provisions, resolutions concerning the following items shall be passed by a majority of at least two-thirds of the voting rights represented and an absolute majority of the nominal value of shares represented:

1.     Amendments of the Articles of Association;

2.     Capital increases and decreases;

3.     Exclusion or limitation of pre-emptive rights in accordance with article 10 paragraph 4 of the Articles of Association;

4.     The merger (either by absorption or combination) of the Company with or into another unaffiliated company or another business combination having substantially similar economic effect, provided that the enterprise value of such other company exceeds 25% of the Company’s enterprise value;

5.     Any change of this article 18 paragraph 3 of the Articles of the Association.

4

Furthermore, resolutions concerning the dissolution with liquidation of the Company shall be passed by a majority of 80% of the voting rights outstanding and exercisable in accordance with the law and the Articles of Association and an absolute majority of the nominal value of shares represented. Any change of this article 18 paragraph 4 of the Articles of the Association shall be subject to the same majority.

Art. 19

Voting procedure	1	The chairman of the meeting decides on the voting procedure.

	2

In particular, a vote may be conducted by electronic or written ballot or by a show of hands. In the case of written ballots, the chairman of the meeting may rule that only the ballots of those shareholders shall be collected who chose to abstain or to cast a negative vote, and that all other shares represented at the General Meeting at the time of the vote shall be counted in favour, in order to expedite the counting of the votes.

		Art. 20

Chairman, Minutes and Scrutineers	1	General Meetings are presided over by the chairman of the Board of Directors or, in his absence, by the Vice Chairman or by a chairman of the day to be elected by the General Meeting.

	2	The chairman of the meeting appoints a secretary for the minutes and the scrutineers, neither of whom need be shareholders.

	3	The Board of Directors is responsible for keeping the minutes, which are to be signed by the chairman and the secretary of the meeting.

		B. Board of Directors

		Art. 21

Number of members		The Board of Directors consists of no less than 7 and no more than 15 members.

		Art. 22

Term of Office	1

Each member of the Board of Directors is elected for a one year term. For purposes of this paragraph, one year shall refer to the time period between two ordinary General Meetings or, if a member is elected at an extraordinary General Meeting, to the time period between the extraordinary and the next ordinary Meeting.

	2	Members of the Board of Directors whose term of office has expired are eligible for re-election.

		Art. 23

Constitution and Organisation of the Board of Directors	1

The Board of Directors constitutes itself. It shall elect among its members a Chairman and a Vice Chairman, and it shall appoint a Secretary, who does not need to be a member of the Board of Directors.

	2	Subject to applicable law and the Articles of Association, the Board shall further regulate and determine its organisation, in particular in the Organisational Regulations.

		Art. 24

Duties and Powers of the Board of Directors	1	The Board of Directors, acting collectively, has the ultimate responsibility for running the Company and the supervision and control of its executive management.

	2	The Board of Directors may take decisions on all matters which are not expressly reserved to the shareholders or to another corporate body by law or by the Articles of Association.

	3

The Board of Directors has the following non-delegable and irrevocable duties:

1.     To ultimately direct the Company, approve its strategy and issue the necessary regulations and directives, including the Organisational Regulations;

2.     To determine the organisation;

3.     To perform a risk assessment and organise the internal control system;

4.     To organise the accounting, the financial control and the financial planning;

5.     To appoint and remove the persons entrusted with management and representation of the Company;

6.     To ultimately supervise the persons entrusted with management, in particular with respect to compliance with the law and the Articles of Association, regulations and directives;

7.     To prepare the business report as well as the General Meeting and to implement the resolutions of the General Meeting;

8.     To pass resolutions regarding the subsequent payment of capital with respect to non-fully paid in shares;

9.     To pass resolutions regarding the increase of the share capital to the extent that such power is vested in the Board of Directors (article 651 paragraph 4 of the Code of Obligations), resolutions confirming increases in share capital and regarding the amendments to the Articles of Association entailed thereby;

10.  To examine the professional qualifications of the Auditors and specially qualified auditors in the cases in which the law foresees the use of such auditors;

11.  To notify the court in case of overindebtedness; and

12.  To perform all further duties conferred to the Board of Directors by mandatory law.

		Art. 25

Duties and Powers with regard to Takeovers	1

Subject to applicable law and regulations and to the Board of Directors being satisfied that the application of this article is, in any particular case, in the best interests of the Company, the Board of Directors shall use its reasonable endeavours within its powers conferred by law and the Articles of Association:

1.     to apply and to have the Company abide by the general principles as defined in the Takeover Code mutatis mutandis as though the Company were subject to the Takeover Code;

2.     if any circumstances shall arise under which (had the Company been subject to the Takeover Code) the Company would be an offeree company or otherwise subject to an offer, or under which the Board of Directors would have reason to believe that a bona fide offer might be imminent, to comply with and to procure that the Company complies with the provisions of the Takeover Code applicable to an offeree company and the board of directors of an offeree company mutatis mutandis as though the Company were subject to the Takeover Code; and

3.     in the event that (and for so long as) the Board of Directors recommends to shareholders of the Company or any class thereof any offer made for the shares of the Company from time to time, to obtain the undertaking of the offeror(s) to comply with the provisions of the Takeover Code in the conduct and execution of the relevant offer(s) mutatis mutandis as though the Company were subject to the Takeover Code, but recognising that the Panel will not have jurisdiction (if and for so long as such may be the case).

2

The Board of Directors has (subject to paragraph 3) full authority and discretion to determine the application of all provisions in the Articles of Association relating to the Takeover Code, including articles 7, 12, 17 and 25. In particular, such authority and discretion encompasses the interpretation of the Takeover Code (including its applicability) and of the Articles of Association, the establishment of facts and all discretion vested in the Panel, including the determination of conditions and consents, the consideration to be offered and any restrictions on the registration of shares with voting rights and on the exercise of voting rights. Any such determination by the Board of Directors should set out the reasons. In exercising any such authority or discretion, the Board of Directors (and, as the case may be, the Independent Expert) will comply with the principle that all holders of shares that are in the same position shall be treated equally in respect of the rights attaching to their shares and otherwise in accordance with its duties under applicable law.

3

Notwithstanding the foregoing, any affected shareholder may give notice in writing to the Board of Directors within 3 Business Days as of any determination by the Board of Directors pursuant to paragraph 2, that it wishes to challenge such determination and to have it referred to an Independent Expert. In the event the Board of Directors receives such a notice, it shall refer the matter for determination as soon as practicable to an Independent Expert who will make a determination as soon as practicable following such referral. The Company and the challenging shareholder are entitled to make submissions to the Independent Expert and shall provide (or procure that others provide) the Independent Expert with such assistance and documents as the Independent Expert reasonably requires for the purpose of reaching a determination, subject to the Independent Expert agreeing to give such confidentiality undertakings as the parties may reasonably require. The determination of the Independent Expert shall be conclusive and (to the extent capable of being so in accordance with applicable law) binding on all persons concerned and shall not be open to challenge, whether as to its validity or otherwise. The Independent Expert shall, depending on their success on the merits, also determine whether the Company or the challenging shareholder has to bear his cost.

4

For purposes of articles 7, 12, 17 and 25, the following terms shall have the following meanings:

1.     a “Business Day” shall mean any day (excluding a Saturday, Sunday or public holiday) on which banks are open for general commercial business in London;

2.     an “Independent Expert” shall mean, at the option of the Board of Directors, (i) an individual from a reputable independent investment bank located in London or (ii) an independent leading Queen’s Counsel, either of whom must have at least 10 years’ experience in the operation of the Takeover Code, and who is appointed by the Board of Directors in accordance with paragraph 3 above to determine a matter relating to the Takeover Code;

3.     the “Panel” shall mean the Panel on Takeovers and Mergers of the United Kingdom;

4.     a “Permitted Transaction” shall mean an acquisition of a share of the Company or any interest therein if:

(a)   the Board of Directors consents to the acquisition of such share or interest (even if, in the absence of such consent, the acquisition of such share or interest would be a Prohibited Acquisition);

(b)   the acquisition of a share of the Company or any interest therein is made in circumstances in which the Takeover Code, if it applied to the Company, would require an Offer to be made as a consequence and such Offer is made, and not subsequently withdrawn, in accordance with Rule 9 of the Takeover Code, as if it so applied (with such amendments as the Board of Directors may consent to);

(c)   the acquisition of such share or interest arises from repayment of a stock-borrowing arrangement (on arm’s length commercial terms);

(d)   as a consequence of the Company redeeming or purchasing its own shares, there is a resulting increase in the percentage of the voting rights which results in a Prohibited Transaction; or

(e)   any acquisition of such share or interest therein is settled at or before the point of time on which shares of the Company are admitted to trading on the London Stock Exchange.

5.     a “Prohibited Transaction” shall mean an acquisition of a share of the Company or any interest therein (i) if Rules 4, 5, 6, 8, 9 or 11 of the Takeover Code would in whole or part apply to the acquisition of such share or interest if the Company were subject to the Takeover Code and the acquisition of such share or interest would be made in breach of or otherwise would not comply with Rules 4, 5, 6, 8, 9 or 11 of the Takeover Code, or (ii) if and as long as an offer has not been made in full accordance with Rule 9 of the Takeover Code (as though the Company were subject to the Takeover Code);

6.     the “Takeover Code” shall mean the U.K. City Code on Takeovers and Mergers issued by

Panel or any similar law, regulation or code lawfully replacing such code, as then in force.

5

Any other terms used in articles 7, 12, 17 and 25 and relating to provisions of the Takeover Code shall be interpreted in accordance with the Takeover Code, as interpreted by the Panel and pertinent case law. Any interpretation shall be made with the goal to give the Takeover Code, as though it would apply to the Company, as much effect as possible.

Art. 26

Delegation of Duties and Powers

Subject to the foregoing article of the Articles of Association and mandatory law, the Board of Directors may delegate duties or powers wholly or in part to individual members of the Board of Directors, to Committees of the Board of Directors or to third persons in accordance with the Organisational Regulations.

Art. 27

Meetings	1	The organisation of the meetings, including the presence quorum and the passing of resolutions, shall be set out in the Organisational Regulations.

2

Notwithstanding the foregoing (and subject to any additional requirements contained in the Organisational Regulations), the following matters require a presence quorum of at least eight members of the Board of Directors (or, if there are less than ten members of the Board of Directors, three quarters of all members of the Board of Directors) and the approval by the votes of two-thirds of the members of the Board of Directors present and entitled to vote:

1.     to engage in any business other than the bottling of beverages and any business incidental thereto;

2.     to incur, issue, guarantee or assume any indebtedness or approve capital expenditures in excess of EUR 30,000,000;

3.     to enter into any agreement, arrangement or contract involving payments or other consideration in excess of EUR 30,000,000;

4.     to sell, lease, exchange, transfer or otherwise dispose, directly or indirectly, in a single transaction or a series of transactions of all or substantially all of the assets of the Company, or any sale of a majority of the value of the assets of the Company, in each case, when such disposition is not in the ordinary course of business (unless such sale is undertaken in connection with, or as a part of, a sale-lease back transfer);

5.     to appoint or dismiss the chief executive officer;

6.     to approve the annual budget, provided however, that if no new annual budget is approved, the prior year’s budget, adjusted for inflation, will be used in place of the new annual budget until the new annual budget is approved;

7.     to approve any annual business plan submitted by the management of the Company;

8.     to approve any recommendation to the shareholders to change the size of the Board of Directors; and

9.     to approve any change in the size and composition of the nomination committee.

	2	The Organisational Regulations may further determine how the above presence quorum and majority requirements are to be applied to circular resolutions.

Art. 28

Signatory Power

The due and valid representation of the Company by members of the Board of Directors or other persons is set forth in the Organisational Regulations or other directives issued by the Board of Directors.

		Art. 29

Remuneration

The members of the Board of Directors are entitled to reimbursement of all expenses incurred in the interests of the Company as well as a remuneration for their services as determined by the Board of Directors.

		C. Auditors

		Art. 30

Term of Office, Authority and Duties	1

The General Meeting shall elect the Auditors for a term of office of one year. The term of office shall commence at the General Meeting at which the Auditors are elected and last until the next ordinary General Meeting. The rights and duties of the Auditors are determined by the law.

	2	The General Meeting may appoint Special Auditors and entrust them with examinations required under applicable law in connection with capital increases.

		IV. Financial Year, Profit Allocation

		Art. 31

Financial Year		The financial year shall be determined by the Board of Directors.

		Art. 32

Allocation of Balance Sheet Profits, Dividends	1	Subject to mandatory statutory provisions, the General Meeting may allocate the profits shown in the balance sheet, and in particular determine the amount of the dividend, at its discretion.

	2	Dividends and similar distributions which have not been collected within five years after their due date shall lapse and accrue to the Company.

		V. Dissolution and Liquidation

		Art. 33

Dissolution and Liquidation	1	The General Meeting may at any time resolve the dissolution and liquidation of the Company in accordance with the law and these Articles of Association.

	2	The liquidation shall be carried out by the Board of Directors then in office, unless the General Meeting appoints other persons as liquidators.

	3	The liquidators shall have unencumbered power and authority to liquidate all corporate assets and wind up the Company.

	4

Upon discharge of all liabilities, the assets of the Company shall be distributed to the shareholders proportional to the nominal values of their shares. Any amount not paid in by shareholders shall be set off against the liquidation dividend.

		VI. Notices, Jurisdiction

		Art. 34

Public Notices, Communications	1	Public notices and invitations to shareholders shall be made by publication in the Swiss Official Gazette of Commerce (Schweizerisches Handelsamtsblatt).

	2

To the extent the Company communicates to its shareholders by mail, such communications shall be sent by ordinary mail to the recipient and address recorded in the share register or in such other form as the Board of Directors deems fit.

		Art. 35

Jurisdiction		The exclusive place of jurisdiction for any disputes arising from or in connection with the corporate relationship in the Company shall be at the registered office of the Company.

VIII. Prevailing Version

Art. 37

Prevailing Version	A German and an English version exist of these Articles of Association. The German version shall prevail.

Zug, 14 December 2012